SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                       FOR REGISTRATION OF CERTAIN CLASSES
               OF SECURITIES PURSUANT TO SECTION 12 (b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                   ACCOM, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                            94-3055907
             (State or other                     (I.R.S. Employer
             jurisdiction of                    Identification No.)
              incorporation)

  1490 O'Brien Drive Menlo Park, California            94025
  (Address of principal executive offices)           (Zip Code)

If this form relates to the If this form relates to the registration of a class of securities registration of a class of securities pursuant to Section 12(b) of the pursuant to Section 12(g) of the
Exchange   Act   and   is   effective      Exchange   Act   and   is   effective
pursuant   to   General   Instruction      pursuant   to   General   Instruction
A.(c),  please  check  the  following      A.(d),  please  check  the  following
box. [ ]                                   box. [X]


Securities Act registration file number to which this form relates:_______________
        (If applicable)

Securities to be registered pursuant to Section 12(b)of the Act:_______________


        Title of each class                   Name of each exchange on which
        to be so registered                   each class is to be registered
-------------------------------------  -----------------------------------------
               None                                       None



Securities to be registered pursuant to Section 12(g) of the Act:_______________

                         Preferred Share Purchase Rights
        -----------------------------------------------------------------
                                (Title of Class)

Item 1.           Description of Registrant's Securities to be Registered.

                  On December 10, 1998, the Registrant entered into Amendment No. 2 (as defined in Item 2). Amendment No. 2 amends the Registrant's Rights Plan (as defined in Item 2), which had previously been amended by Amendment No. 1 (as defined in Item 2). Amendment No. 2 permits a specified investor, his affiliates and his associates to beneficially own up to 3,425,000 shares of the Registrant's common stock without becoming an "Acquiring Person" under the Plan.

                  Copies of the Rights Plan, Amendment No. 1 and Amendment No. 2 are attached hereto as an exhibit. A general description of the preferred share purchase rights set forth in the Rights Plan is contained in the Registration Statement on Form 8-A/A filed with the Commission on August 21, 1998. That registration statement is incorporated into and made a part of this filing.

Item 2.           Exhibits.

                  1.* Preferred Shares Rights Agreement (the "Rights Plan"), dated as of September 13, 1996, between Accom, Inc. and U.S. Stock Transfer Corporation, including the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

                  2.** Amendment No. 1 ("Amendment No. 1") to Preferred Shares Rights Agreement, effective July 14, 1998, between Accom, Inc. and U.S. Stock Transfer Corporation.

                  3. Amendment No. 2 ("Amendment No. 2") to Preferred Shares Rights Agreement, effective December 10, 1998, between Accom, Inc. and U.S. Stock Transfer Corporation.



                  * Filed with the Commission on August 23, 1996 as an exhibit to the Registrant's Form 8-A.

                  **   Filed  with  the  Commission  on  August  21,  1998 as an
exhibit to the Registrant's Form 8-A/A.


                               Page 2 of 3 pages

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ACCOM, INC.,
                                                a Delaware corporation



                                                By:      /s/ JUNAID SHEIKH
                                                   -----------------------------
                                                Name:    Junaid Sheikh
                                                Title:   Chief Executive Officer
December 23, 1998


                                     Page 3 of 3 pages

                                                                       EXHIBIT 3

                               AMENDMENT NO. 2 TO
                        PREFERRED SHARES RIGHTS AGREEMENT

         This Amendment No. 2 (this "Amendment") to Preferred Shares Rights Agreement, effective as of December 10, 1998, amends that certain Preferred Shares Rights Agreement, dated as of September 13, 1996, between Accom, Inc., a Delaware corporation (the "Company"), and the U.S. Stock Transfer Corporation, a California banking corporation (the "Rights Agent"), as amended on July 14, 1998 (the "Rights Agreement").

                                     RECITAL

         A. On December 4, 1998, the Company's Board of Directors authorized an amendment of the Rights Agreement to allow a certain investor to acquire additional shares of Common Stock so as to bring such investor's total shareholdings to not more than 3,425,000 shares.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants and agreements contained in this Amendment, the parties hereto agree as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or
         (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares. In addition, (1) El Dorado Ventures shall not be deemed to be an Acquiring Person so long as such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 1,063,593 Common Shares

         (as adjusted for any future stock splits, stock dividends, recapitalizations or the like) (including all Common Shares beneficially owned by such Person as of July 14, 1998); and (2) Michael Luckwell shall not be deemed to be an Acquiring Person so long as such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 3,425,000 Common Shares (as adjusted for any future stock splits, stock dividends, recapitalizations or the like) (including all Common Shares beneficially owned by such Person as of December 10, 1998).

          2. All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

          3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.



         [The remainder of this page has been left blank intentionally.]

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

                                  ACCOM, INC.



                                  By:   /s/ JUNAID SHEIKH
                                      ------------------------------------------

                                  Name: Junaid Sheikh
                                       -----------------------------------------

                                  Title: Cheif Executive Officier
                                         ---------------------------------------


                                  U.S. STOCK TRANSFER CORPORATION



                                  By: /s/ RICHARD C. BROWN
                                      ------------------------------------------

                                  Name:   Richard C. Brown
                                        ----------------------------------------

                                  Title:  Vice President
                                         ---------------------------------------


                                       3